Exhibit 10(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of BlackRock Funds III of our report dated December 21, 2023, relating to the financial statements and financial highlights, which appears in BlackRock Diversified Fixed Income Fund’s Annual Report on Form N-CSR for the period January 18, 2023 (commencement of operations) to October 31, 2023. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

February 22, 2024